Exhibit 99.1
Granite Reports Second Quarter 2025 Results
•2025 guidance raised to reflect acquisitions of Warren Paving and Papich Construction businesses
•Record Committed and Awarded Projects (“CAP”) (1) increased sequentially $324 million to $6.1 billion
•Q2 revenue increased 4% year-over-year to $1.13 billion
•Q2 diluted EPS increased 87% year-over-year to $1.42 and adjusted diluted EPS (2) increased 12% year-over-year to $1.93
WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended June 30, 2025.
Second Quarter 2025 Results
Net income attributable to Granite totaled $72 million, or $1.42 per diluted share, compared to net income attributable to Granite of $37 million, or $0.76 per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite (2) totaled $86 million, or $1.93 per diluted share, compared to adjusted net income attributable to Granite (2) of $77 million, or $1.73 per diluted share, for the same period in the prior year.
•Revenue increased $43 million to $1.13 billion compared to $1.08 billion for the same period in the prior year.
•Gross profit increased $34 million to $199 million compared to $165 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $16 million to $86 million, or 7.6% of revenue, compared to $70 million, or 6.5% of revenue, for the same period in the prior year. The increase in SG&A expenses was primarily due to additional salaries and related expenses, coupled with a greater percentage of annual incentive compensation expense compared to the same period in the prior year.
•Adjusted EBITDA (2) increased $22 million to $152 million compared to $130 million for the same period in the prior year.
"In the second quarter, we capitalized on the strong bidding opportunities we are seeing in both the public and private markets and increased our CAP to $6.1 billion, which is a new record,” said Kyle Larkin, Granite President and Chief Executive Officer. “I am pleased with each of our segments’ execution in the quarter, and we believe our continued focus on operational excellence should continue to produce margin expansion. We are also excited by the opportunities that come with the two acquisitions that we announced yesterday. The acquisition in the Southeast gives us a significant, high-quality aggregate supply on the Mississippi River and provides us with many opportunities to further leverage the supply network to grow our southeast platform. The acquisition in California strengthens our business in the central portion of the state with additional aggregates as we welcome a leading civil construction business into our portfolio. With our upsized credit facility and strong cash generation, I believe we will be able to continue to complete acquisitions to strengthen and expand our home markets in the upcoming quarters.”
Six Months Ended June 30, 2025 Results
Net income attributable to Granite totaled $38 million, or $0.84 per diluted share, compared to $6 million, or $0.13 per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite (2) totaled $87 million, or $1.94 per diluted share, compared to $68 million, or $1.52 per diluted share, for the same period in the prior year.
•Revenue increased $71 million to $1.83 billion, compared to $1.75 billion for the same period in the prior year.
•Gross profit increased $64 million to $283 million, compared to $219 million for the same period in the prior year.
•SG&A expenses increased $44 million to $202 million, or 11.1% of revenue, compared to $158 million, or 9.0% of revenue, for the same period in the prior year. The increase in SG&A expenses was primarily due to additional stock-based compensation expenses and salaries and related expenses, coupled with a greater percentage of annual incentive compensation expense compared to the same period in the prior year.
•Adjusted EBITDA (2) increased $36 million to $180 million compared to $144 million for the same period in the prior year.
•Year-to-date operating cash flow of $5 million and positioned to achieve our target of 9% operating cash flow as a percent of revenue for the year.
(1)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.
(2)Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

Three and Six Months ended June 30, 2025 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	Change		2025	2024	Change

Revenue	$937,426	$917,954	$19,472	2.1%	$1,552,044	$1,513,167	$38,877	2.6%
Gross profit	$153,666	$135,372	$18,294	13.5%	$239,104	$192,200	$46,904	24.4%
Gross profit as a percent of revenue	16.4%	14.7%			15.4%	12.7%
Revenue increased year-over-year, driven primarily by the newly acquired Dickerson & Bowen business. Revenue in the legacy business was consistent year-over-year and is expected to accelerate in the second half of the year as work commences on projects included within our record CAP. Gross profit increased year-over-year as a result of improved project execution across our higher quality project portfolio and favorable claim settlements.

CAP increased $324 million sequentially to $6.1 billion and increased $488 million year-over-year. The bidding pipeline continues to be robust across the company in both public and private markets. There are ample opportunities to build CAP over the remainder of 2025 and to drive organic growth in line with our expectations.

Materials Segment
	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	Change		2025	2024	Change
Revenue	$188,538	$164,532	$24,006	14.6%	$273,467	$241,594	$31,873	13.2%
Gross profit	$45,433	$29,339	$16,094	54.9%	$43,844	$26,796	$17,048	63.6%
Gross profit as a percent of revenue	24.1%	17.8%			16.0%	11.1%
Cash gross profit(1)	$59,001	$39,300	$19,701	50.1%	$69,478	$46,516	$22,962	49.4%
Cash gross profit as a % of revenue(1)	31.3%	23.9%			25.4%	19.3%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
Revenue, gross profit and cash gross profit improved year-over-year primarily driven by higher aggregates and asphalt volumes and higher aggregate sales prices.

Outlook
With the acquisitions announced this week, we are updating our 2025 fiscal year guidance as noted below:
•Revenue in the range of $4.35 billion to $4.55 billion with revenue from the new acquisitions of approximately $150 million
•Adjusted EBITDA margin increased to a range of 11.25% to 12.25%
•SG&A expense unchanged at approximately 9.0% of revenue, inclusive of an estimated $40 million of stock-based compensation expense
•Effective tax rate for adjusted net income unchanged in the Mid-20s
•Capital expenditures unchanged with a range of $140 million to $160 million
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.

“Our updated guidance reflects the inclusion of the new acquisitions in our 2025 results for the remainder of the third quarter and fiscal year,” stated Staci Woolsey, Granite Executive Vice President and Chief Financial Officer. “These acquisitions are in alignment with our capital allocation strategy to invest in high quality businesses that will strengthen and expand our home markets and be immediately accretive to adjusted EBITDA margin and cash flows. Our pro-forma leverage is well within our target and with our expanded credit facility, we are well positioned to act on M&A opportunities in the future.”

Conference Call
Granite will conduct a conference call today, August 7, 2025, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended June 30, 2025. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through August 14, 2025, by calling 1-877-344-7529, replay access code 6869375; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified vertically-integrated civil contractors and construction materials producers in the United States. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2025 fiscal year guidance for revenue, including revenue from new acquisitions, adjusted EBITDA margin, SG&A expense, stock-based compensation expense, effective tax rate, and capital expenditures, the expectation that we will continue to produce margin expansion, opportunities resulting from the new acquisitions, the many opportunities to further leverage the newly acquired business' supply network to grow our Southeast platform, our ability to complete acquisitions in the upcoming quarters, target of 9% operating cash flow as a percent of revenue for the year, construction revenue is expected to accelerate in the second half of the year, ample opportunities to build CAP over the remainder of 2025 and drive organic growth in line with expectations, our pro forma leverage target, M&A opportunities in the future, our capital allocation strategy, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are based on management’s current beliefs, assumptions and estimates. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$322,017	$578,330
Short-term marketable securities	63,284	7,311
Receivables, net	704,988	511,742
Contract assets	289,225	328,353
Inventories	126,483	108,175
Equity in construction joint ventures	153,455	140,928
Other current assets	32,163	41,824
Total current assets	1,691,615	1,716,663
Property and equipment, net	714,186	716,184
Long-term marketable securities	98,069	—
Investments in affiliates	95,093	94,031
Goodwill	215,165	214,465
Intangible assets, net	123,335	127,886
Right of use assets	99,595	89,791
Other noncurrent assets	68,933	66,635
Total assets	$3,105,991	$3,025,655

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$7,337	$1,109
Accounts payable	441,423	407,223
Contract liabilities	300,799	299,671
Accrued expenses and other current liabilities	326,592	323,956
Total current liabilities	1,076,151	1,031,959
Long-term debt	733,039	737,939
Long-term lease liabilities	81,473	73,638
Deferred income taxes, net	14,487	13,874
Other long-term liabilities	86,486	88,882
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,778,784 shares as of June 30, 2025 and 43,424,646 shares as of December 31, 2024	438	434
Additional paid-in capital	430,155	410,739
Accumulated other comprehensive income (loss)	997	(582)
Retained earnings	631,158	604,635
Total Granite Construction Incorporated shareholders’ equity	1,062,748	1,015,226
Non-controlling interests	51,607	64,137
Total equity	1,114,355	1,079,363
Total liabilities and equity	$3,105,991	$3,025,655

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$1,125,964	$1,082,486	$1,825,511	$1,754,761
Cost of revenue	926,865	917,775	1,542,563	1,535,765
Gross profit	199,099	164,711	282,948	218,996
Selling, general and administrative expenses	85,887	70,052	201,798	158,045
Other costs, net	13,253	10,225	22,679	21,235
Gain on sales of property and equipment, net	(3,606)	(1,387)	(5,343)	(2,805)
Operating income	103,565	85,821	63,814	42,521
Other (income) expense
Loss on debt extinguishment	—	27,824	—	27,824
Interest income	(5,761)	(3,600)	(12,029)	(10,302)
Interest expense	7,927	5,337	15,684	13,420
Equity in income of affiliates, net	(3,698)	(4,557)	(4,792)	(8,527)
Other (income) expense, net	(2,462)	1,267	(2,525)	(476)
Total other (income) expense, net	(3,994)	26,271	(3,662)	21,939
Income before income taxes	107,559	59,550	67,476	20,582
Provision for income taxes	27,214	20,693	15,458	11,167
Net income	80,345	38,857	52,018	9,415
Amount attributable to non-controlling interests	(8,645)	(1,962)	(13,974)	(3,503)
Net income attributable to Granite Construction Incorporated	$71,700	$36,895	$38,044	$5,912

Net income per share attributable to common shareholders:
Basic	$1.64	$0.84	$0.87	$0.13
Diluted	$1.42	$0.76	$0.84	$0.13
Weighted average shares outstanding:
Basic	43,746	44,060	43,605	44,024
Diluted	52,755	52,727	52,616	44,593

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Six Months Ended June 30,	2025	2024
Operating activities:
Net income	$52,018	$9,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	65,368	58,468
Amortization related to long-term debt	2,163	2,334
Non-cash loss on debt extinguishment	—	27,824
Gain on sales of property and equipment, net	(5,343)	(2,805)
Stock-based compensation	34,632	15,084
Equity in net income from unconsolidated construction joint ventures	(3,814)	(752)
Net income from affiliates	(4,792)	(8,527)
Other non-cash adjustments	(207)	(348)
Changes in assets and liabilities	(134,587)	(78,609)
Net cash provided by operating activities	$5,438	$22,084
Investing activities:
Purchases of marketable securities	(172,578)	—
Maturities of marketable securities	17,600	25,000
Purchases of property and equipment	(61,022)	(66,861)
Proceeds from sales of property and equipment	8,346	4,229
Cash paid for purchase price adjustments on business acquisition	—	(13,183)
Other investing activities	399	693
Net cash used in investing activities	$(207,255)	$(50,122)
Financing activities:
Proceeds from issuance of convertible notes	—	373,750
Debt principal repayments	(552)	(309,808)
Capped call transactions	—	(46,046)
Debt issuance costs	—	(9,654)
Cash dividends paid	(11,338)	(11,452)
Repurchases of common stock	(15,317)	(21,144)
Contributions from non-controlling partners	—	17,000
Distributions to non-controlling partners	(27,250)	(16,372)
Other financing activities, net	(39)	847
Net cash used in financing activities	$(54,496)	$(22,879)
Net decrease in cash and cash equivalents	(256,313)	(50,917)
Cash and cash equivalents at beginning of period	578,330	417,663
Cash and cash equivalents at end of period	$322,017	$366,746

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of stock-based compensation expense, loss on debt extinguishment in 2024 and other costs, net, which include legal fees for the defense of a former company officer in his ongoing civil litigation with the Securities and Exchange Commission, reorganization costs, strategic acquisition and integration expenses and, in 2024, non-cash impairment charges.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Transaction costs which include acquired intangible asset amortization expense and acquisition-related depreciation;
•Stock-based compensation expense; and
•Loss on debt extinguishment.
We also provide materials segment cash gross profit and materials segment cash gross profit by product line and the related margins to exclude the impact of the segment’s and product line’s depreciation, depletion and amortization from the segment’s and product line’s gross profit. To better illustrate the operational performance generated by the assets of the materials segment, and its product lines, our calculation adds back all depreciation, depletion and amortization to the materials segment and its product lines and does not eliminate any in consolidation. Management believes that non-GAAP financial measures such as materials segment cash gross profit and materials segment cash gross profit by product line and the related margins are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating performance. However, the reader is cautioned that any non-GAAP financial measures provided by us are provided in addition to, and not as alternatives for, our reported results prepared in accordance with GAAP. Items that may have a significant impact on our financial position, results of operations and cash flows must be considered when assessing our actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by us to calculate non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by us may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
EBITDA:
Net income attributable to Granite Construction Incorporated	$71,700	$36,895	$38,044	$5,912
Net income margin(2)	6.4%	3.4%	2.1%	0.3%

Depreciation, depletion and amortization expense(3)	35,678	30,303	66,030	59,576
Provision for income taxes	27,214	20,693	15,458	11,167
Interest expense, net	2,166	1,737	3,655	3,118
EBITDA(1)	$136,758	$89,628	$123,187	$79,773
EBITDA margin(1)(2)	12.1%	8.3%	6.7%	4.5%

ADJUSTED EBITDA:
Other costs, net	13,253	10,225	22,679	21,235
Stock-based compensation	2,415	2,189	34,632	15,084
Loss on debt extinguishment	—	27,824	—	27,824
Adjusted EBITDA(1)	$152,426	$129,866	$180,498	$143,916
Adjusted EBITDA margin(1)(2)	13.5%	12.0%	9.9%	8.2%
(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of other costs, net, stock-based compensation and loss on debt extinguishment as described above.
(2)Represents net income, EBITDA and adjusted EBITDA divided by consolidated revenue of $1.13 billion and $1.08 billion for the three months ended June 30, 2025 and 2024, respectively, and $1.83 billion and $1.75 billion for the six months ended June 30, 2025 and 2024, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Income before income taxes	$107,559	$59,550	$67,476	$20,582
Other costs, net	13,253	10,225	22,679	21,235
Transaction costs	3,992	4,313	7,979	9,940
Stock-based compensation	2,415	2,189	34,632	15,084
Loss on debt extinguishment	—	27,824	—	27,824
Adjusted income before income taxes	$127,219	$104,101	$132,766	$94,665

Provision for income taxes	$27,214	$20,693	$15,458	$11,167
Tax effect of adjusting items(1)	5,062	4,469	16,812	12,147
Adjusted provision for income taxes	$32,276	$25,162	$32,270	$23,314

Net income attributable to Granite Construction Incorporated	$71,700	$36,895	$38,044	$5,912
After-tax adjusting items	14,598	40,082	48,478	61,936
Adjusted net income attributable to Granite Construction Incorporated	$86,298	$76,977	$86,522	$67,848

Diluted weighted average shares of common stock	52,755	52,727	52,616	44,593
Add: dilutive effect of Convertible Notes(2)	—	35	—	8,138
Less: dilutive effect of Convertible Notes(3)	(8,040)	(8,138)	(8,055)	(8,138)
Adjusted diluted weighted average shares of common stock	44,715	44,624	44,561	44,593

Diluted net income per share attributable to common shareholders	$1.42	$0.76	$0.84	$0.13
After-tax adjusting items per share attributable to common shareholders	0.51	0.97	1.10	1.39
Adjusted diluted earnings per share attributable to common shareholders	$1.93	$1.73	$1.94	$1.52
(1)The tax effect of adjusting items was calculated using our estimated annual statutory tax rate. The tax effect of adjusting items for the three and six months ended June 30, 2024 excludes the $27 million loss on debt extinguishment as it was almost entirely non-tax deductible.
(2)The dilutive effect of the 2.75% Convertible Notes and the 3.75% Convertible Notes was 35,000 and 8,138,000 shares for the three and six months ended June 30, 2024, respectively.
(3)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. We entered into capped call transactions relating to both the 3.75% and 3.25% convertible notes to offset the dilutive impact of the convertible notes. The impact of the capped call transactions was excluded from the GAAP diluted net income attributable to common shareholders calculation as the impact would be antidilutive. For the purpose of calculating our adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes is removed to reflect the impact of the capped call transactions.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT PRODUCT LINE INFORMATION
(Unaudited - in thousands, except selling price data)

	Materials Product Line(1)			Total Materials Segment
Three Months Ended June 30, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$59,643	$128,625	$270	$188,538
Internal revenue(3)	45,901	57,337	(103,238)	—
Total Revenue	$105,544	$185,962	$(102,968)	$188,538

Sales tons	6,299	2,329
Average selling price per ton	$16.76	$79.85

Gross profit	$24,869	$29,770	$(9,206)	$45,433
Gross profit as a % of revenue	23.6%	16.0%	NM	24.1%

Depreciation, depletion and amortization	9,430	4,060	78	13,568
Cash gross profit	$34,299	$33,830	$(9,128)	$59,001
Cash gross profit as a % of revenue	32.5%	18.2%	NM	31.3%

	Materials Product Line(1)			Total Materials Segment
Three Months Ended June 30, 2024	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$54,347	$109,372	$813	$164,532
Internal revenue(3)	38,218	62,556	(100,774)	—
Total Revenue	$92,565	$171,928	$(99,961)	$164,532

Sales tons	5,658	2,163
Average selling price per ton	$16.36	$79.49

Gross profit	$23,014	$26,593	$(20,268)	$29,339
Gross profit as a % of revenue	24.9%	15.5%	NM	17.8%

Depreciation, depletion and amortization	6,560	2,677	724	9,961
Cash gross profit	$29,574	$29,270	$(19,544)	$39,300
Cash gross profit as a % of revenue	31.9%	17.0%	NM	23.9%
NM - not meaningful
(1)The Aggregate product line includes aggregates and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue and average selling price include freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the three months ended June 30, 2025 and June 30, 2024 were $63.3 million and $74.9 million, respectively.

	Materials Product Line(1)			Total Materials Segment
Six Months Ended June 30, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$100,045	$173,063	$359	$273,467
Internal revenue(3)	64,413	74,364	(138,777)	—
Total Revenue	$164,458	$247,427	$(138,418)	$273,467

Sales tons	10,067	3,062
Average selling price per ton	$16.34	$80.81

Gross profit	$28,609	$26,966	$(11,731)	$43,844
Gross profit as a % of revenue	17.4%	10.9%	NM	16.0%

Depreciation, depletion and amortization	17,750	7,730	154	25,634
Cash gross profit	$46,359	$34,696	$(11,577)	$69,478
Cash gross profit as a % of revenue	28.2%	14.0%	NM	25.4%

	Materials Product Line(1)			Total Materials Segment
Six Months Ended June 30, 2024	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$90,436	$150,185	$973	$241,594
Internal revenue(3)	50,504	69,175	(119,679)	—
Total Revenue	$140,940	$219,360	$(118,706)	$241,594

Sales tons	8,886	2,712
Average selling price per ton	$15.86	$80.88

Gross profit	$20,904	$22,014	$(16,122)	$26,796
Gross profit as a % of revenue	14.8%	10.0%	NM	11.1%

Depreciation, depletion and amortization	13,681	5,889	150	19,720
Cash gross profit	$34,585	$27,903	$(15,972)	$46,516
Cash gross profit as a % of revenue	24.5%	12.7%	NM	19.3%
NM - not meaningful
(1)The Aggregate product line includes aggregates and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue and average selling price include freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the six months ended June 30, 2025 and June 30, 2024 were $84.0 million and $86.6 million, respectively.

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated